UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 11, 2005

WGNB CORP.

(Exact name of registrant as specified in its charter)

GEORGIA (State or other jurisdiction of incorporation)	000-30805 (Commission File Number)	58-1640130 (IRS Employer Identification No.)

201 Maple Street
Carrollton, Georgia 30117
(Address of Principal
Executive Offices)

(770) 832-3557
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On July 11, 2005, West Georgia National Bank (the “Bank”), a wholly-owned subsidiary of WGNB Corp. (the “Company”), entered into a new Employment Agreement with W. Galen Hobbs, an Executive Vice President of the Bank. The Employment Agreement provides for an initial term of two years with automatic renewals for additional terms of two years each unless either party gives notice of its intent not to extend the agreement at least ninety days prior to the expiration of the then current term.

The Employment Agreement provides for an annual base salary of $122,200 per year. The Executive Compensation and Management Succession Committee of the Board of Directors (the “Compensation Committee”) is to review Mr. Hobbs’ salary each year and, subject to the approval of the Board, may increase his salary in its sole discretion taking into consideration Mr. Hobbs’ and the Bank’s performance. Pursuant to the Employment Agreement, Mr. Hobbs shall be eligible to participate in any annual short-term, long-term incentive and annual profit-sharing programs as well as other employee benefit programs generally available to other executive officers of the Bank. The Employment Agreement also provides for a monthly automobile cash allowance and payment of membership fees for various civic clubs and other organizations as approved by the Compensation Committee consistent with past practices.

The Employment Agreement provides for severance benefits in certain instances, including severance benefits equal to the greater of (i) Mr. Hobbs’ base salary, target bonus and profit sharing bonus for the remainder of the employment term or (ii) one and one-half times his annual base salary, target bonus and profit sharing bonus based on his current base salary at the time of termination, in the event Mr. Hobbs’ employment is terminated without cause prior to a “change in control” (as defined in the Employment Agreement), together with fully-paid health insurance benefits for eighteen months. If Mr. Hobbs is terminated without cause in the twenty-four month period following a “change in control” (as defined in the Employment Agreement), Mr. Hobbs would be entitled to severance pay in the amount equal to twenty-four months of his annual base salary, target bonus and profit sharing bonus based on his base salary on the termination date, together with fully-paid health insurance benefits for eighteen months.

All of the severance payments referenced above are payable in lump sum, subject only to the execution by Mr. Hobbs of a general release in favor of the Bank and the Company. The Employment Agreement also contains certain confidentiality, non-competition and non-solicitation provisions.

The Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreement.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     The information set forth under Item 1.01 of this report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

10.1	Employment Agreement dated July 11, 2005, between W. Galen Hobbs, Jr. and West Georgia National Bank

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WGNB CORP.
Date: July 15, 2005	By:	/s/ Steven J. Haack
Steven J. Haack
Treasurer (Principal Financial Officer)